Exhibit 17(h)

EXECUTION COPY (EMO-2015 NPA)

FIRST AMENDMENT AGREEMENT

Dated as of May 29, 2018

to

NOTE PURCHASE AGREEMENT

Dated as of August 26, 2015

of

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

-i-

FIRST AMENDMENT AGREEMENT

Dated as of

May 29, 2018

To each of the holders (the “Noteholders”)

    listed in Schedule I to this First Amendment

    Agreement

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement dated as of August 26, 2015, by and among ClearBridge Energy MLP Opportunity Fund Inc., a Maryland corporation (the “Fund”), and the purchasers set forth in Schedule A thereto (said Note Purchase Agreement being referred to as the “Existing Note Agreement”) under and pursuant to which (i) $20,000,000 aggregate principal amount of 3.33% Series D Senior Secured Notes due August 26, 2022 of the Fund were issued and of which $15,668,789.81 is currently outstanding and (ii) $5,000,000 aggregate principal amount of 3.76% Series E Senior Secured Notes due August 26, 2026 of the Fund were issued and of which $3,917,197.45 is currently outstanding (collectively, the “Notes”).

Capitalized terms used in this First Amendment Agreement (this “Amendment” which shall include all exhibits hereto) without definition shall have the meanings given such terms in the Existing Note Agreement. The Existing Note Agreement as amended by this Amendment is the “Note Agreement.”

The Fund desires an amendment to the Existing Note Agreement upon the terms and conditions herein contained.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and the Noteholders agree to amend certain provisions of the Existing Note Agreement as hereinafter provided and consent to the Note Agent executing the First Amendment Agreement to Security Agreement and the Intercreditor Agreement as described in a letter request to The Bank of New York Mellon dated the Amendment Effective Date.

Upon the acceptance hereof by the Noteholders in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof, this Amendment shall be effective, but only in the respects hereinafter set forth:

SECTION 1.	AMENDMENTS TO EXISTING NOTE AGREEMENT.

Section 1.1. The definitions of “Bank Facility,” “Collateral Agent,” “Control Agreement,” “Custodian,” “Custody Agreement,” “Intercreditor Agreement,” in the Existing Note Agreement shall be and are hereby deleted from Schedule B of the Existing Note Agreement and the following terms shall be added in alphabetical order:

ClearBridge Energy MLP Opportunity Fund Inc.	First Amendment Agreement to 2015 Note Purchase Agreement

“Bank Facility” means the Credit Agreement dated as of May 29, 2018, among the Fund, The Bank of Nova Scotia as agent and other lending parties thereto as amended, supplemented, renewed, extended or otherwise modified or refinanced from time to time and any related loan documents (or words of comparable effect), as such related loan documents may be amended, supplemented, renewed, extended or otherwise modified or refinanced from time to time.

“Collateral Agent” means The Bank of Nova Scotia, or any other Person appointed pursuant to Section 2.7 of the Intercreditor Agreement, in its capacity as the collateral agent on behalf of (a) the Note Agent, (b) the agent under the Bank Facility for the lenders thereunder, (c) the 2013 Note Agent, and (d) other lenders, holders of notes, or agents under Additional Debt Facilities from time to time, as contemplated therein.

“Continuing Control Agreement” means that certain Control Agreement dated as of May 29, 2018 among the Fund, the Collateral Agent and the New Custodian, as the same may be amended, restated, modified, supplemented and in effect from time to time.

“Control Agreement” means collectively, (i) the Temporary Control Agreement and (ii) the Continuing Control Agreement.

“Custodian” means (i) the Existing Custodian or (ii) the New Custodian, as applicable based on whether the deposit accounts and investment property that constitute Collateral are maintained with the Existing Custodian or the New Custodian at any time.

“Custody Agreement” means (i) the Existing Custody Agreement and (ii) the New Custody Agreement.

“Existing Custodian” means State Street Bank and Trust Company, or any successor under the Existing Custody Agreement.

“Existing Custody Agreement” means that certain Custodian Services Agreement, dated as of October 5, 2012, among the Fund, the Existing Custodian and the other parties thereto, as the same may be amended or replaced and in effect from time to time.

“Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated as of May 29, 2018, among the Collateral Agent, the agent under the Bank Facility for the lenders thereunder, the Note Agent, Wells Fargo Bank, National Association as 2013 Note Agent and the other lenders, holders of notes or agents under the Additional Debt Facilities which are a party thereto from time to time, as the same may be amended, restated, modified or supplemented from time to time.

“New Custodian” means The Bank of New York Mellon, or any successor under the New Custody Agreement.

ClearBridge Energy MLP Opportunity Fund Inc.	First Amendment Agreement to 2015 Note Purchase Agreement

“New Custody Agreement” means that certain Custodian Services Agreement, dated as of January 1, 2018, among the Fund, the New Custodian and the other parties thereto, as the same may be amended or replaced and in effect from time to time.

“Temporary Control Agreement” means that certain Control Agreement dated as of May 29, 2018 among the Fund, the Collateral Agent and the Existing Custodian, as the same may be amended, restated, modified, supplemented and in effect from time to time.

SECTION 2.	CONDITIONS PRECEDENT.

This Amendment shall not become effective until, and shall become effective on, the Business Day when each of the following conditions shall have been satisfied (the “Amendment Effective Date”):

(a) Each Noteholder shall have received this Amendment, duly executed by the Fund.

(b) The Required Holders shall have consented to this Amendment as evidenced by their execution thereof.

(c) The representations and warranties of the Fund set forth in Section 3 hereof shall be true and correct as of the date of the execution and delivery of this Amendment and as of the Amendment Effective Date.

(d) Any consents or approvals from any holder or holders of any outstanding security or indebtedness of the Fund and any amendments of agreements pursuant to which any securities or indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the holders and their special counsel.

(e) Each Noteholder shall have received such certificates of officers of the Fund as it may reasonably request with respect to this Amendment and the transactions contemplated hereby.

(f) The Fund shall have paid the fees and disbursements of the Noteholders’ special counsel, Chapman and Cutler LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Fund at the time of the execution and delivery of this Amendment.

ClearBridge Energy MLP Opportunity Fund Inc.	First Amendment Agreement to 2015 Note Purchase Agreement

(g) The (i) Bank Facility and (ii) the Second Amendment Agreement to Note Purchase Agreement dated February 7, 2013 shall close concurrently with the transaction contemplated hereby. Each Noteholder shall have received fully executed copies of (a) the Bank Facility, (b) the Second Amendment to Note Purchase Agreement dated February 7, 2013, (c) the Security Agreement (as defined in the Bank Facility), (d) the Amended and Restated Security Agreement (including the First Amendment Agreement to Security Agreement (as defined in the 2013 Note Agreement), (e) the First Amendment Agreement to Security Agreement dated as of May 29, 2018 which amends the Security Agreement (as defined in the Note Agreement), (f) the Intercreditor Agreement dated as of May 29, 2018, (g) the Temporary Control Agreement, (h) the Continuing Control Agreement and (i) each Custody Agreement, each in a form reasonably satisfactory to the Noteholders.

(h) Each Noteholder shall have received a fully executed copy of a Reaffirmation of Financing Agreements dated May 29, 2018 (the “Reaffirmation”).

(i) Each Noteholder shall have received legal opinions of (x) Morrison & Foerster LLP, Maryland counsel to the Fund, (y) Simpson Thacher & Bartlett LLP, New York counsel to the Fund and (z) Ropes & Gray, LLP, Massachusetts counsel to the Fund, each in a form reasonably satisfactory to the Noteholders.

(j) Each Noteholder shall have received from the Fund a manually signed certificate from the Secretary or Assistant Secretary of the Fund, in all respects satisfactory to the Noteholders, (i) certifying as to the incumbency of authorized persons of the Fund executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors of the Fund approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) attaching true, complete and correct copies of each such amendment, supplement or modification to the Fund’s charter documents since August 26, 2015.

(k) All corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

SECTION 3.	REPRESENTATIONS AND WARRANTIES.

The Fund represents and warrants that as of the date hereof and as of the date of execution and delivery of this Amendment:

ClearBridge Energy MLP Opportunity Fund Inc.	First Amendment Agreement to 2015 Note Purchase Agreement

(a) The Financing Agreements (including this Agreement, the First Amendment Agreement to Security Agreement, the new Intercreditor Agreement, the Reaffirmation and the Control Agreements, each dated the date hereof (the “Amendment Documents”)) and the transactions contemplated hereby and thereby are within the corporate powers of the Fund, have been duly authorized by all necessary corporate action on the part of the Fund, and the Financing Agreements have been duly executed and delivered by the Fund, and constitute legal, valid and binding obligations of the Fund, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Prior to entering in this Agreement, there are no Defaults or Events of Default under the Existing Note Agreement and after giving effect to this Amendment, there are no Defaults or Events of Default under the Note Agreement.

(c) The execution, delivery and performance by the Fund of this Amendment and the other Amendment Documents does not and will not result in a violation of or default under (A) any charter or organizational document of the Fund, (B) any agreement to which the Fund is a party or by which it is bound or to which the Fund or any of its properties is subject, (C) any order, writ, injunction or decree binding on the Fund, or (D) any statute, regulation, rule or other law applicable to the Fund.

(d) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Fund of this Amendment, any other Amendment Documents or the Note Agreement.

(e) It is lawful for the Fund to perform and comply with its obligations under the Financing Agreements and the Liens on the Collateral purported to be created under the Financing Agreements constitute a perfected first priority Lien (subject to Permitted Liens).

(f) Other than this Amendment, there are no other amendments, modifications, supplements or waivers to the Existing Note Agreement. Other than the First Amendment dated as of the date hereof, there are no other amendments, modifications, supplements or waivers to the Security Agreement dated as of August 26, 2015.

(g) The Fund has not paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in

ClearBridge Energy MLP Opportunity Fund Inc.	First Amendment Agreement to 2015 Note Purchase Agreement

connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby including, under the Bank Facility and the 2013 Note Agreement.

SECTION 4.	MISCELLANEOUS.

Section 4.1. Except as amended herein, all terms and provisions of the Existing Note Agreement and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 4.2. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.3. This Amendment and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder. All covenants made by the Fund herein shall survive the closing and the delivery of this Amendment.

Section 4.4. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Amendment.

Section 4.5. Each reference in the Existing Note Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import in instruments or documents provided for in the Existing Note Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Existing Note Agreement, as amended hereby.

[Signature Page Follows]

ClearBridge Energy MLP Opportunity Fund Inc.	First Amendment Agreement to 2015 Note Purchase Agreement

The execution hereof by the Noteholders shall constitute a contract among the Fund and all of the holders for the uses and purposes hereinabove set forth.

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

By
Name:
Its:

ClearBridge Energy MLP Opportunity Fund Inc.	First Amendment Agreement to 2015 Note Purchase Agreement

This foregoing Amendment is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto.

[Purchaser Signatures Redacted]

SCHEDULE I

SERIES D NOTES

[Redacted]

SERIES E NOTES

[Redacted]

SCHEDULE I

( to First Amendment Agreeement )